UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the registrant                                ☒

Filed by a party other than the registrant   ☐

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☐ Preliminary proxy statement

☐ Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))

☐ Definitive proxy statement

☐ Definitive additional materials

☒ Soliciting material pursuant to §240.14a-12

AMERICAN POWER CONVERSION CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement)

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☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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☐ Fee paid previously with preliminary materials

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The following is an email sent by Robert J. Johnson, President and Chief Executive Officer of American Power Conversion Corporation (APC), to employees on December 8, 2006.

To the APC Team:

Last week, small teams from APC, Schneider Electric and MGE UPS Systems came together in Evian, France to kick off integration planning for our pending merger. It was a busy week during which the participants had an opportunity to get to know each other better, begin the planning process and to prepare our organizations for managing change. Through open discussions, we learned that we share many of the same hopes and fears surrounding the pending merger of our companies. We are excited about the opportunity ahead of us and ready to build a great company together, but we also share fears of uncertainty and change. In the end, we learned that we have much in common.

Integration teams consisting of individuals from all three organizations have been formed around key functional processes. I personally will be leading APC’s integration efforts. Laurent Vernerey of Schneider Electric has been named to head the integration process for all three companies. Over several days, these teams had the opportunity to get to know each other and our respective organizations and began the planning to ensure as smooth and seamless of a transition as possible.

The teams left Evian with several key takeaways. To start, our first priority remains our respective customers and businesses. We built the integration teams with a limited number of participants to allow for the majority of our respective employees to maintain a strong focus on the business and our customers. Secondly, APC, Schneider Electric and MGE are in agreement that we must foster open and timely communications to our organizations on the merger process and what it means to our organizations. And, finally, we have a well-defined management process and timeline to facilitate our integration planning going forward.

Separate from the meetings in France, another step in the merger process is the upcoming special meeting of APC shareholders to consider and vote upon the proposed merger. The meeting date is currently set for Tuesday, January 16, 2007 in New York and shareholders of record as of Wednesday, December 6, 2006 will be entitled to notice of, and to vote at, the special meeting. A definitive proxy statement containing information about the special meeting and the proposed merger was filed earlier today with the Securities Exchange Commission and a copy of the definitive proxy statement, along with other voting materials and instructions, will be mailed or delivered electronically to shareholders of record as of the record date. Shareholders are encouraged to read these materials as they contain important information about the merger.

Despite just four weeks passing since the signing of the merger agreement, a great deal has been accomplished while a great deal of work and questions remain in front of us. As always, I have been impressed with the continued commitment of the APC team to our business during this time of change. And please be sure to share your questions and concerns with us.

Sincerely,

Rob

Additional Information Relating to the Merger and Where to Find It

APC has filed a definitive proxy statement with the U.S. Securities and Exchange Commission (SEC) in connection with the proposed transaction. Investors are urged to read the definitive proxy statement, which contains important information. The definitive proxy statement and other documents filed by APC with the SEC are available free of charge at the SEC’s website (www.sec.gov), APC’s website (www.apcc.com) or from APC directly by making a request to American Power Conversion Corporation, 132 Fairgrounds Road, West Kingston, Rhode Island 02892, Attention: Investor Relations (telephone 401-789-5735).

APC, Schneider Electric and their respective directors, executive officers and other employees may be deemed to be participating in the solicitation of proxies from APC shareholders in connection with the approval of the proposed transaction. Information about APC’s directors and executive officers is available in APC’s proxy statements and Annual Reports on Form 10-K previously filed with the SEC. Information about Schneider Electric’s directors and executive officers is available from its 2005 Annual Report, which can be obtained for free from its website at www.schneider-electric.com, and also are available in a Schedule 13D that was filed by Schneider Electric with the SEC on November 6, 2006. Additional information about the interests of potential participants is included in the definitive proxy statement APC filed with the SEC.

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